EXHIBIT 77C

A special meeting of shareholders (the Meeting) of APEXcm Small/Mid-Cap Growth Fund was held on December
12, 2017. The matters voted on by the shareholders of record as of August 22, 2017 and the results of the vote at the shareholder meetings held December 12, 2017 are as follows:To approve an Agreement and Plan of Reorganization (the Plan) between the Trust, on behalf of the Existing Fund, and Fiera Capital Series
Trust (FCST), an open-end management investment company organized as a Delaware statutory trust, on behalf of Fiera Capital Small/Mid-Cap Growth Fund (the
New Fund), a new series of FCST, providing for: (a) the acquisition of all of the assets and assumption of all of the liabilities of the Existing Fund by the New
Fund in exchange for Institutional Class shares of the New Fund, as applicable; (b) the distribution of such shares to the shareholders of the Existing Fund; and
(c) the liquidation and termination of the Existing Fund
(the Reorganization).


APEXcm Small/Mid-Cap Growth Fund

Affirmative	Against		Abstain
7,501,951        23,387		772,368